UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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BRAVO BRIO RESTAURANT GROUP, INC.
(Name of Registrant as Specified in its Charter)

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BRAVO BRIO RESTAURANT GROUP, INC.
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held May 4, 2016

Dear Shareholder:
You are invited to attend the Annual Meeting of the Shareholders of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), which will be held on May 4, 2016 at 9 a.m., Eastern Daylight Time, at our Brio Polaris Fashion Place restaurant in Columbus, Ohio located at 1500 Polaris Parkway, Columbus, Ohio 43240 (the “Annual Meeting”), for the following purposes:
1) To elect four Class II directors, each to serve until the annual meeting of shareholders in 2018 and their respective successors have been duly elected and qualified.
2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016.
3) To transact such other business as may properly come before the meeting.
Shareholders of record at the close of business on March 4, 2016 (“record date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relating to the Annual Meeting during ordinary business hours at our principal offices located at 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 4, 2016:
The Proxy Statement and Proxy Card relating to the Annual Meeting and the Annual Report to Shareholders are available at http://investors.bbrg.com.
By Order of the Board of Directors,

Brian T. O'Malley
President and Chief Executive Officer
James J. O’Connor
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Columbus, Ohio
March 21, 2016

IMPORTANT: Please vote your shares via the enclosed proxy card by mail. You may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares via proxy.

GENERAL INFORMATION
The accompanying proxy is solicited by the Board of Directors of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), for use at its Annual Meeting of Shareholders to be held May 4, 2016, or any adjournment or postponement thereof (the “Meeting” or “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is March 21, 2016, the approximate date on which this Proxy Statement and the enclosed proxy card were first sent or made available to shareholders.
This Proxy Statement and the accompanying proxy card are being mailed to owners of our common shares in connection with the solicitation of proxies by the Board of Directors for the 2016 Annual Meeting of Shareholders. This proxy procedure is necessary to permit all common shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.
Electronic Access.    To access the Company’s Proxy Statement and Annual Report to Shareholders electronically, please visit the Company’s Investor Relations website at http://investors.bbrg.com or its corporate website at www.bbrg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur.
Voting Securities.    Only shareholders of record as of the close of business on March 4, 2016, will be entitled to vote at the Meeting and any adjournment thereof. As of that date, there were 14,816,690 common shares of the Company, no par value per share, outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one vote for each share held. The Company’s Second Amended and Restated Regulations provide that the presence of a majority of all of the shares entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include increases in the number of authorized common shares for general corporate purposes and ratification of the Company’s independent registered public accounting firm. NASDAQ Global Market Rule 2251 prohibits brokers from casting discretionary votes in any election of directors.
Voting of Proxies.    All valid proxies received prior to the Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a shareholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted by one of the individuals named on the proxy card as recommended by the Board of Directors. If a shareholder wishes to give a proxy to someone other than those named on his or her proxy card, he or she should cross out those names and insert the name(s) of the person(s), not more than three, to whom he or she wishes to give such proxy. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Meeting and voting in person. A shareholder wanting to vote in person at the Annual Meeting and holding Company common shares in street name must obtain a proxy card from his or her broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting such share ownership as of the record date.

Board of Directors’ Recommendations.    The Board of Directors recommends a vote FOR each director nominee and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
PROPOSAL NUMBER ONE
ELECTION OF CLASS II DIRECTORS
Our Second Amended and Restated Articles of Incorporation provide that our Board of Directors shall consist of not less than five nor more than 10 directors, with such exact number of directors being fixed by resolution of our Board of Directors. The Board of Directors currently consists of seven directors and is divided into two classes serving staggered two-year terms. At the Annual Meeting, the shareholders will elect four Class II directors to hold office until the annual meeting of shareholders in 2018 and until their respective successors have been duly elected and qualified, subject to their earlier death, resignation or removal.
The term of the current Class II directors expires at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors has nominated Messrs. Alton F. Doody III, David B. Pittaway, Harold O. Rosser II and Fortunato N. Valenti to serve as Class II directors. Each nominee is currently serving as a Class II director and has indicated a willingness to continue serving as a director. The names and certain information about the director nominees and the continuing Class I directors are set forth below. There are no family relationships among any of our directors or executive officers.
Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the election of Messrs. Doody, Pittaway, Rosser and Valenti. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our Board of Directors may designate in place of such nominee.
Required Vote
Because the upcoming Meeting will trigger the expiration of the terms of only four directors, proxies cannot be voted for more than four director nominees. The four candidates receiving the highest number of affirmative votes of the Company common shares entitled to vote at the Meeting will be elected as Class II directors. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote.
Directors Standing for Election
The name and age as of March 4, 2016 of each director nominee standing for election at the Annual Meeting, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Class II
Name	Age	Positions and Offices Held with the Company	Director Since
Alton F. Doody III	57	Founder and Chairman of the Board	1987
David B. Pittaway	64	Director	2006
Harold O. Rosser II	67	Director	2006
Fortunato N. Valenti	68	Director	2010
Alton F. (“Rick”) Doody III has been Chairman of the Board of Directors of the Company since its inception in 1987. Mr. Doody was our Chief Executive Officer from 1992 until February 2007 and our President from June 2006 until September 2009. Mr. Doody continues to remain employed in a non-executive officer capacity by the Company, primarily focusing on the development of our new restaurants. Mr. Doody also founded Lindey’s German Village, and was responsible for all facets of its management. Mr. Doody received a Bachelor of Sciences degree in Economics from Ohio Wesleyan University and has completed all the necessary coursework for a Master’s Degree from Cornell University in Restaurant/Hotel Management. Mr. Doody is a member of the Young President’s Organization and the International Council of Shopping Center Owners and is a Board Member for the Cleveland Restaurant Association. Mr. Doody’s qualifications to serve on our Board of Directors include his knowledge of our company and the restaurant industry and his years of leadership at our company.
David B. Pittaway has been a director of the Company since June 2006. Mr. Pittaway is senior managing director, senior vice president and secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has been a member of the Board of Directors of Branford Castle, Inc., an investment company, since October, 1986. From 1987 to 1998, Mr. Pittaway was vice president, chief financial officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and vice chairman. Previously, Mr. Pittaway was vice president of strategic planning and assistant to the president of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is also a member of the boards of directors of The Cheesecake Factory Incorporated, the Dystrophic Epidermolysis Bullosa Research Association of America, Caribbean Restaurants, Inc., Too Jays Restaurants, Gold Star Foods, Inc. and Shelf Drilling, Inc. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway possesses in-depth knowledge and experience in finance and strategic planning based on his more than 20 years of experience as an investment banker and manager of Castle Harlan’s investing activities. Mr. Pittaway brings significant restaurant industry experience to the Board of Directors and, among other skills and qualifications, his significant knowledge and understanding of the industry and his experience serving as a director of a number of publicly traded companies in the restaurant industry. Mr. Pittaway received a Bachelor of Arts degree from the University of Kansas, a Juris Doctorate degree from Harvard Law School and a Master of Business Administration degree from Harvard Business School.

Harold O. Rosser II has served as a member of our Board of Directors since June 2006. In January 2011, Mr. Rosser founded Rosser Capital Partners Management L.P., an entity formed to sponsor private investments in middle market consumer and retail companies as well as restaurants and other multiple-unit concepts. Prior to forming Rosser Capital Partners, Mr. Rosser was a managing director and a founder of Bruckmann, Rosser, Sherrill and Co. Management, L.P., a New York-based private equity firm where he worked from 1995 to 2010. From 1987 through 1995 Mr. Rosser was an officer at Citicorp Venture Capital. Prior to joining Citicorp Venture Capital, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser is also a member of the board of directors of Barteca Holdings LLC, Hickory Tavern Holdings, LLC and Pet People Holdings, LLC and the board of trustees of the Culinary Institute of America, Wake Forest University and the New Canaan Society. Mr. Rosser formerly served as a director of several private and publicly traded companies and had led his respective firms’ investments in more than 17 restaurant companies over the past 25 plus years. His in-depth knowledge and experience in the restaurant and food service industry, coupled with his skills in corporate finance, strategic planning, leadership of complex organizations, and board practices of private and public companies, strengthen the Board’s collective qualifications, skills and experience. Mr. Rosser earned a Bachelor of Science degree from Clarkson University and attended Management Development Programs at Carnegie-Mellon University and the Stanford University Business School.
Fortunato N. Valenti has been a director of the Company since October 2010. Mr. Valenti currently serves as the Chief Executive Officer of Patina Restaurant Group (formerly Restaurant Associates), a boutique restaurant and food service company. Mr. Valenti joined Restaurant Associates in 1968 as a management trainee and was appointed to the position of Chief Executive Officer in 1994. From 2002-2007 Mr. Valenti served as a member of the board of directors of McCormick & Schmick’s Seafood Restaurants, Inc. and has served as a member of the boards of directors of public and private companies, including Real Mex Restaurants, Inc., Il Fornaio (America) Corporation and Papa Gino’s Inc. Mr. Valenti is also a member of the boards of directors of various non-profit organizations, including the Culinary Institute of America, NYC & Co. and City Meals on Wheels. Mr. Valenti brings significant restaurant industry experience to the board of directors, including significant experience at the senior executive and board level in both the upscale affordable and upscale dining segments. Mr. Valenti earned an Associates Degree from New York Community College.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.
Directors Not Standing for Election
The name and age as of March 4, 2016 of each Class I member of our Board of Directors (who are not standing for election at the Annual Meeting), his position with us, the year in which he first became a director and certain biographical information are set forth below:

Class I
Name	Age	Positions and Offices Held with the Company	Director Since
Thomas J. Baldwin	60	Director	2012
James S. Gulmi	69	Director	2010
Brian T. O'Malley	48	Director, President and Chief Executive Officer	2015

Thomas J. Baldwin has been a director of the Company since February 2012. Mr. Baldwin is a private investor and past Chairman, Chief Executive Officer and President of Morton’s Restaurant Group from December 2005 through February 2010. Mr. Baldwin served as Chairman of the Board of Directors and Chief Executive Officer of ROI Acquisition Corp. II from July 2013 through October 2015 and served as Vice Chairman of EveryWare Global, Inc. from May 2013 through June 2015 and earlier was Chairman and Chief Executive Officer of ROI Acquisition Corp. which merged with EveryWare Global in a business combination, from September 2011 to May 2013. Mr. Baldwin also served as a Managing Director of the Clinton Group from September 2011 through October 2015. Mr. Baldwin serves on the board of directors of Zoe’s Kitchen, Inc. and had served as Chief Financial Officer while at Morton’s Restaurant Group from December 1988 until December 2005. Mr. Baldwin held several additional titles including Executive Vice President, Senior Vice President Finance, Vice President Finance, Treasurer and Secretary during his employment at Morton’s Restaurant Group. Earlier in his career, Mr. Baldwin served as Chief Financial Officer for Le Peep Restaurants, a casual dining operator and franchisor. His experience also includes two years as a Vice President for Strategic Planning at Citigroup and seven years with General Foods Corp, now part of Kraft Foods. Mr. Baldwin is currently on several private company boards, including Firebirds Wood Fired Grill Restaurants and Benihana Restaurants. Mr. Baldwin brings his comprehensive experience in brand positioning and brand management, general management, global strategy, operations, marketing and sales, people resources, investor relations, public relations

, international and domestic development, franchising, as well as infrastructure functions to our Board. Mr. Baldwin earned a Bachelor of Business Administration in Accounting and a Master of Business Administration from Iona College.
James S. Gulmi has been a director of the Company since October 2010. Mr. Gulmi currently serves as Special Advisor to Genesco, Inc., a leading retailer of branded footwear, licensed and branded headwear and wholesaler of branded headwear. He served as the Senior Vice President, Finance and Chief Financial Officer and Treasurer of Genesco Inc. through January 2015. Mr. Gulmi joined Genesco Inc. in 1971 as a financial analyst and was appointed Chief Financial Officer in 1986. Mr. Gulmi had served as Genesco Inc.’s Senior Vice President, Finance, since 1996. Mr. Gulmi serves as a board or committee member of several nonprofit agencies, including The Community Foundation of Middle Tennessee, United Way of Metropolitan Nashville and Leadership Nashville and serves on the board of Pet People Enterprises. Mr. Gulmi brings more than 40 years of experience in corporate finance, strategic planning and leadership of complex organizations. Mr. Gulmi earned a Bachelor of Arts degree in Business from Baldwin Wallace College and a Master of Business Administration degree from Emory University.
Brian T. O’Malley was appointed Chief Executive Officer and a director of the Company by the Board of Directors on December 28, 2015. Prior to this appointment, he served as President of the Company since August 2014. Mr. O'Malley was appointed Chief Operating Officer in October 2010 and previously served as Senior Vice President of Operations, BRIO from 2006 until October 2010. Mr. O’Malley joined the Company in 1996 as the General Manager of BRAVO! Dayton. Mr. O’Malley was promoted to District Partner in 1999, Director of Operations in 2000 and to Vice President of Operations in 2004. Prior to joining us, Mr. O’Malley was employed with Sante Fe Steakhouse, where he held positions as a general manager, director of training and regional manager. Mr. O’Malley earned a Bachelor of Sciences degree in Speech Communications and Hospitality Management from the University of Wisconsin-Stout. Mr. O'Malley’s qualifications to serve on our Board of Directors include his knowledge of our company and the restaurant industry and his years of leadership at our company.

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 25, 2016. Deloitte & Touche LLP has audited our financial statements since 1998. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be provided the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. Although action by the shareholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek shareholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2016 is not ratified by shareholders, the adverse vote will be treated as a direction to the Audit Committee to consider a different independent registered public accounting firm for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of Deloitte & Touche LLP for fiscal 2016 will stand, unless the Audit Committee finds other good reason for making a change. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Fees for Professional Services
The following table sets forth aggregate fees billed to the Company for fiscal 2015 and fiscal 2014 by its independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal 2015	Fiscal 2014
Audit Fees (1)	$500,000	$487,500
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, the audit of our internal control over financial reporting and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

During the last two fiscal years, the Company was not billed for any tax compliance, advice or planning services or for any other services by its independent registered public accounting firm, Deloitte & Touche LLP.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. Notwithstanding the foregoing, pre-approval of the Audit Committee is required for any service provided by Deloitte & Touche LLP with a quoted fee of more than $50,000. For any services less than $50,000, only the approval of the Audit Committee Chair is required. For 2015, the Audit Committee approved 100% of the audit fees incurred by the Company.
Required Vote
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016 requires the affirmative vote of a majority of the common shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2016.
CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We believe that Messrs. Pittaway, Rosser, Gulmi, Baldwin and Valenti currently meet these independence standards.
Board Leadership Structure
The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, the Company has had separate individuals serve in those positions for several years. Since 2007, the Company’s Board of Directors has been led by Alton F. Doody III, founder of the Company, as Chairman, and a separate individual, currently Brian T. O'Malley, has served as the Company’s Chief Executive Officer. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its shareholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. Further, the Board of Directors believes that its other structural features, including five independent and non-employee directors on a board consisting of seven directors and key committees consisting wholly of independent directors, provide for substantial independent oversight of the Company’s management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Risk Oversight
We face a number of risks, including market price risks in food product prices, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by our company, while the Board of Directors currently has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors also reviews with management our strategic objectives which may be affected by identified risks, our plans for monitoring and controlling risk, the effectiveness of such plans, appropriate risk tolerance and our disclosure of risk. Our Audit Committee is responsible for periodically reviewing with management and our independent auditors the adequacy and effectiveness of our policies for assessing and managing risk. The other committees of the Board of Directors also monitor certain risks related to their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise-level risk.
Board Committees
Our Board of Directors has established various committees to assist it with its responsibilities. Those committees are described below.
Audit Committee
The current Audit Committee members are Messrs. Baldwin, Gulmi and Pittaway, with Mr. Gulmi serving as the Audit Committee’s chairman. The NASDAQ Global Market financial literacy standards require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, the Company is required to disclose whether at least one member of our Audit Committee qualifies as an audit committee financial expert, as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC") and has financial sophistication in accordance with NASDAQ Global Market rules. Our Board of Directors has determined that each of Messrs. Baldwin, Gulmi and Pittaway qualifies as an audit committee financial expert and is independent, as independence for audit committee members is defined by applicable SEC and NASDAQ Global Market rules.
The primary function of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accountants’ qualifications and independence and the performance of our internal audit function and the appointment of our independent registered public accountants. The Audit Committee also prepares an audit committee report required by the SEC to be included in our proxy statements.
The Audit Committee fulfills its oversight responsibilities by reviewing the following: (i) the financial reports and other financial information provided by us to our shareholders and others; (ii) our systems of internal controls regarding finance, accounting, legal and regulatory compliance and business conduct established by management and the Board of Directors; and (iii) our auditing, accounting and financial processes generally. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•
review and appraise the audit efforts of our independent registered public accountants and exercise ultimate authority over the relationship between us and our independent registered public accountants; and

•	provide an open avenue of communication among the independent registered public accountants, financial and senior management and the Board of Directors.
The Audit Committee holds regular meetings at least four times each year and held four meetings in fiscal 2015. The Audit Committee reports the significant results of its activities to the Board of Directors at each regularly scheduled meeting of the Board of Directors.
Our Board of Directors has adopted a charter for the Audit Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Audit Committee charter is available on our website at http://investors.bbrg.com. Deloitte & Touche LLP is presently our independent registered public accounting firm.

Nominating and Corporate Governance Committee
The current Nominating and Corporate Governance Committee members are Messrs. Baldwin, Rosser and Valenti, with Mr. Rosser serving as the Nominating and Corporate Governance Committee's chairman. The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to serve as our directors;

•	nominates qualified individuals for election to our Board of Directors at annual meetings of shareholders;

•	establishes a policy for considering shareholder nominees for election to our Board of Directors; and

•	recommends to our Board the directors to serve on each of our Board committees.
The Nominating and Corporate Governance Committee identifies individuals, including those recommended by shareholders, believed to be qualified as candidates for Board membership. The Nominating and Corporate Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Nominating and Corporate Governance Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values; (ii) should have substantial experience which is of particular relevance to the Company; and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Nominating and Corporate Governance Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.
The Nominating and Corporate Governance Committee considers shareholder nominees for directors in the same manner as nominees for director from other sources. Shareholder suggestions for nominees for director should be submitted to the Company’s Secretary no later than the date by which shareholder proposals for action at a shareholders’ meeting must be submitted and should include the following information: (a) the recommending shareholder’s name, address, telephone number and the number of Company common shares held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.
The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Nominating and Corporate Governance Committee charter is available on our website at http://investors.bbrg.com. Our Nominating and Corporate Governance Committee held one meeting in fiscal 2015.

Compensation Committee
The current Compensation Committee members are Messrs. Pittaway, Rosser and Valenti, with Mr. Pittaway serving as the Compensation Committee chairman. The Company believes that each of Messrs. Pittaway, Rosser and Valenti is independent under the applicable NASDAQ listing standards currently in effect with respect to compensation committee members. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and directors. In that regard, the Compensation Committee:

•
has the sole authority to retain and terminate any compensation consultant used to assist us, the Board of Directors or the Compensation Committee in the evaluation of the compensation of our executive officers and directors;

•
annually reviews and determines corporate goals and objectives to serve as the basis for the compensation of our executive officers, evaluates the performance of our executive officers in light of such goals and objectives and determines the compensation level of our executive officers based on such evaluation;

•
interprets, implements, administers and reviews all aspects of remuneration to our executive officers and other key officers, including their participation in incentive-compensation plans and equity-based compensation plans;

•	reviews all employment agreements, consulting agreements, severance arrangements and change in control agreements for our executive officers;

•
develops, approves, administers and recommends to our shareholders for their approval (to the extent such approval is required by any applicable law, regulation or NASDAQ Global Market rules) all of our stock ownership, stock option and other equity-based compensation plans and all related policies and programs; and

•
makes individual determinations with respect to grants of any shares, stock options or other equity-based awards under all equity-based compensation plans, and exercises such other power and authority as may be required or permitted under such plans.

The Compensation Committee has the same authority with regard to all aspects of director compensation as it has been granted with regard to executive compensation, except that any ultimate decision regarding the compensation of any director is subject to the approval of our Board of Directors. The Compensation Committee held five meetings in fiscal year 2015.
Our Board of Directors has adopted a charter for the Compensation Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Compensation Committee charter is available on our website at http://investors.bbrg.com.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee currently is or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Communications with Directors
Shareholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:
Bravo Brio Restaurant Group, Inc.
Attention: Board of Directors
c/o James J. O’Connor, Executive Vice President, Chief Financial Officer, Treasurer and Secretary
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
The Company’s Secretary will forward such communication to the appropriate members of the Board of Directors.

Meeting Attendance
During fiscal 2015, the Board of Directors held five meetings. Meetings include both in-person and telephonic meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors. For information regarding committee meetings and composition, please see the section above entitled “—Board Committees.”
The Company believes that the Annual Meeting of Shareholders is a good opportunity for the shareholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the shareholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Annual Meeting. Two of our directors attended the 2015 Annual Meeting of Shareholders.
Executive Officers
The name and age as of March 4, 2016 of each executive officer of the Company, his or her position with us, the year in which he or she first became an executive officer and certain biographical information are set forth below:

	Name (1)	Position Held With the Company	Age	Executive Officer Since
	Brian T. O'Malley	Director, President and Chief Executive Officer	48	2006
	James J. O'Connor	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	54	2007
	Khanh Collins	Senior Vice President and Chief Operating Officer	52	2015

(1)	Saed Mohseni served as our Chief Executive Officer from February 2007 until his resignation from the Company on December 27, 2015.
Brian T. O’Malley is a Class I director of the Company. See “Proposal Number One: Election of Class II Directors-Directors Not Standing for Election” for a discussion of Mr. O’Malley’s business experience.
James J. O’Connor joined the Company as Chief Financial Officer, Treasurer and Secretary in February 2007. On December 28, 2015, Mr. O'Connor was promoted to Executive Vice President, Chief Financial Officer, Treasurer and Secretary. For the six years prior to joining us, Mr. O’Connor held various senior level financial positions, including Chief Financial Officer of the Wendy’s Brand, at Wendy’s International, Inc. From 1999 to 2000, Mr. O’Connor served as senior manager of financial reporting for Tween Brands. Mr. O’Connor previously served as a Senior Manager for PricewaterhouseCoopers LLP from 1985 until 1998. Mr. O’Connor earned Bachelor of Sciences degrees in Accounting and Finance from the Ohio State University.
Khanh Collins was appointed Senior Vice President and Chief Operating Officer of the Company on December 28, 2015. Prior to this appointment, she served as Vice President of Operations of the Company since January 2014. Ms. Collins joined the Company in February 2013 when she was named District Partner. Prior to joining the Company, Ms. Collins held management level positions at Starr Restaurants from September 2012 to February 2013. For the twelve years prior to that, she was employed with McCormick and Schmick's, where she held the position of regional director and various other management level positions. Ms. Collins began her career at Clyde’s Restaurant Group in Washington, DC followed by Copeland’s of New Orleans.

FORWARD-LOOKING STATEMENTS
This Proxy Statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 and in our quarterly reports on Form 10-Q.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation for our 2015 fiscal year provided to our President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (collectively, the “named executive officers”), as presented in the tables which follow this CD&A. This CD&A contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Shareholder Advisory Vote on Executive Compensation
At the Company’s 2014 Annual Meeting of Shareholders, over 99% of the shares that voted on our say on pay proposal were voted in favor of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and other related tables and disclosures. Although this vote was non-binding, the Compensation Committee believes that the vote confirms its view that the Company’s compensation programs are appropriate and are consistent with sound executive compensation policy. The Compensation Committee will consider the outcome of the most recent shareholder advisory vote on executive compensation as it makes future compensation decisions.
In addition, at the Company’s 2011 Annual Meeting of Shareholders, a majority of the shares that voted on the frequency of future say on pay proposals were voted in favor of holding the advisory vote on executive compensation on a tri-annual basis, as was recommended by the Board of Directors. The Board of Directors subsequently determined that it would follow the shareholders’ recommendation and hold an advisory vote on executive compensation every three years. Accordingly, there will be an advisory vote to approve the compensation of the named executive officers as part of the 2017 Annual Meeting of Shareholders.
Objective of Compensation Policy
The objective of the Company’s compensation policy is to provide a total compensation package that will enable us to:

•	attract, motivate and retain outstanding individual named executive officers;

•	reward named executive officers for attaining desired levels of profit and shareholder value; and

•	align the financial interests of each named executive officer with the interests of our shareholders to encourage each named executive officer to contribute to our long-term performance and success.
Overall, our compensation program is designed to reward named executive officers based on individual and Company performance. As discussed in further detail below, a significant portion of named executive officer compensation is comprised of a combination of an annual cash bonus opportunity and equity compensation, which rewards the contribution of named executive officers for both short-term and long-term Company performance. We believe that by weighting total compensation in favor of the annual bonus opportunity and long-term equity incentive components of our total compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote both short-term and long-term Company performance. We also believe that salary levels should be reflective of individual performance and therefore factor individual performance of named executive officers into the adjustment of their base salary levels each year.
Process for Setting Total Compensation
Generally, our overall compensation package for named executive officers is administered and determined by our Compensation Committee, which is comprised entirely of independent non-employee directors. The Compensation Committee sets annual base salaries, cash bonus opportunities, and equity-based awards for each named executive officer at levels it believes are appropriate considering each named executive officer’s annual review, the awards granted and compensation paid to the named executive officer in past years, and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals, and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. These goals and objectives are discussed more fully below under the headings “Annual Bonus Compensation” and “Equity Compensation.”

The Compensation Committee may also, from time to time, consider recommendations from the Chief Executive Officer regarding total compensation for named executive officers other than the Chief Executive Officer. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and our other named executive officers. The Compensation Committee may accord different weight at different times to different factors when determining the compensation opportunities for each named executive officer.
In setting the compensation for the named executive officers, the Compensation Committee members draw on their collective experience in our industry and knowledge of investors’ goals. Accordingly, the Compensation Committee has not deemed it necessary to review formal compensation data or utilize a formal benchmarking process or the services of a compensation consultant to set the compensation levels of the Company’s named executive officers. Furthermore, in setting the compensation of our named executive officers, the Compensation Committee does not seek to allocate a specified portion of named executive officer compensation between cash and non-cash, or between short-term and long-term compensation. Rather, the Compensation Committee determines the elements of named executive officer compensation for any given year in a manner that it believes is designed to further the objectives of the Company's compensation policy as described above.
Elements of Compensation
Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:

•	Base salaries;

•	Annual cash bonuses;

•	Equity-based incentive compensation;

•	Severance and payments upon change in control; and

•	General benefits.
Base Salary
We believe that base salaries are essential to recruiting and retaining qualified employees. Base salaries also create a performance incentive in the form of potential salary increases that are given to reward performance. The initial base salary for Messrs. Mohseni, O'Malley and O'Connor was set subject to their respective employment agreements with the Company. Such initial salary levels were set based on the named executive officer’s experience with previous employers and negotiations with individual named executive officers. Thereafter, the Compensation Committee may recommend to increase base salaries each year based on its subjective assessment of the Company’s and/or the individual named executive officer’s performance, and the individual named executive officer’s experience, length of service and/or changes in responsibilities. Included in this subjective determination is the Compensation Committee’s evaluation of the development and execution of strategic plans, exercise of leadership, and involvement in industry groups. The weight given such factors by the Compensation Committee may vary from one named executive officer to another.
The following table sets forth the base salaries for the named executive officers for the two most recent fiscal years.

	Annual Salary ($)
Executive Officer	2015	2014
Saed Mohseni	$572,000	$557,940
Brian T. O'Malley	294,000	280,000
James J. O'Connor	247,000	240,875
The named executive officers' base salary increases for 2015 represent cost-of-living and merit-based increases, effective as of March 23, 2015.

After notice was given by Mr. Mohseni of his intent to resign from the Company, effective as of December 27, 2015, in November 2015, the Board of Directors promoted Mr. O'Malley to President and Chief Executive Officer. At that same time, Mr. O'Connor was promoted to Executive Vice President, Chief Financial Officer, Treasurer and Secretary and Ms. Collins was promoted to the role of Senior Vice President and Chief Operating Officer. Each of these promotions were effective December 28, 2015. Additionally, the Compensation Committee made promotional, cost-of-living and merit-based adjustments to the base salaries for the named executive officers as shown in the table below. The adjusted base salaries took effect on December 28, 2015. Mr Mohseni is not listed on the table below because he resigned from the Company on December 27, 2015.

Annual Salary ($)
Executive Officer	2016
Brian T. O'Malley	$400,000
James J. O'Connor	265,000
Khanh Collins	200,000
Annual Bonus Compensation
In line with our strategy of rewarding performance, a significant part of the Company’s executive compensation philosophy is the payment of cash bonuses to named executive officers based on an annual evaluation of individual and Company performance, considering several factors as discussed below. The Compensation Committee establishes target bonuses for each named executive officer (i.e., the amount each named executive officer may receive if certain performance goals and objectives are met) at the beginning of each fiscal year. The target bonuses are set at levels the Compensation Committee believes will provide a meaningful incentive to named executive officers to contribute to the Company’s financial performance.
For 2015, the Company determined to pay bonuses based on the achievement of the following performance goals:  “Adjusted Diluted Net Income Per Share” (weighted at 40% of the total bonus opportunity), "Adjusted EBITDA" (weighted at 20% of the total bonus opportunity), "Restaurant EBITDA" (weighted at 20% of the total bonus opportunity) and comparable sales (weighted at 20% of the total bonus opportunity). Adjusted Diluted Net Income Per Share is a non-GAAP financial measure and equals our Adjusted Net Income divided by our diluted share count. Adjusted Net Income is determined by adjusting our Net Income for certain non-comparable items. In 2015, these non-comparable items included non-cash asset impairment charges and the related adjustments to income tax expense. Adjusted EBITDA is a non-GAAP financial measure calculated by adding Depreciation and Amortization to Income from Operations and adjusting that amount for certain non-comparable items. In 2015, these non-comparable items included non-cash asset impairment charges. Restaurant EBITDA is calculated by subtracting all store-level expenses (Cost of Sales, Labor, Operating, Occupancy) from Revenues.
We use Adjusted Diluted Net Income Per Share and Adjusted EBITDA, together with financial measures prepared in accordance with generally accepted accounting principles, or GAAP, such as revenues and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of Adjusted Diluted Net Income Per Share and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
We believe that Restaurant EBITDA and comparable sales are important financial measures of executive performance. These metrics, taken together, allow for a reasonably accurate measure of operating profitability and growth within our existing restaurant framework relative to past periods.
Additionally, we use each of these metrics internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. Performance thresholds for each metric are set at a level equal to the Company's results as measured by that metric from the prior fiscal year. For 2015, performance thresholds and targets were as follows:

Performance Goals	Threshold	Target
Adjusted Diluted Net Income Per Share	$0.62	$0.71
Adjusted EBITDA	$35,700,000	$37,500,000
Restaurant EBITDA	$61,500,000	$64,300,000
Comparable Sales	0.0%	0.4%

With respect to 2015, the Company’s Adjusted Earnings Per Share was $0.68, the Company’s EBITDA was $35.8 million, the Company's restaurant EBITDA was $63.4 million and the Company's comparable sales were minus 2.8%.  Based on each financial measure's respective weighting with regard to the total bonus opportunity and the extent to which the Company's performance exceeded its threshold without achieving its target, the Compensation Committee determined that the named executive officers earned an aggregate payout of 41% of target. However, the Compensation Committee, at its discretion, reduced the payout to 40% of target for Mr. O'Connor and 35% of target for Mr. O'Malley.
Target and actual bonuses for 2015 awarded to each of the named executive officers are set forth in the table below. Mr. Mohseni did not receive a bonus for 2015 due to his resignation prior to the payment date of such bonus. The actual bonus amounts are also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, below.

Name	Target Award ($)	Actual Award ($)
Saed Mohseni	200,000	—
Brian T. O’Malley	100,000	35,000
James J. O’Connor	100,000	40,000
In November 2015, the Compensation Committee established target bonus award opportunities for the named executive officers for fiscal year 2016 as set forth in the table below.

Name	Target Award ($)
Brian T. O’Malley	200,000
James J. O’Connor	100,000
Khanh Collins	100,000
Equity Compensation
We provide equity-based compensation to our named executive officers because it provides a vital link between the long-term results achieved for our shareholders and the rewards provided to our named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.
The Company adopted the Bravo Development, Inc. Option Plan (the “2006 Plan”) in order to provide an incentive to employees selected by the Board of Directors for participation. Pursuant to the 2006 Plan, we had 790,731 stock options outstanding as of December 27, 2015 that were granted between 2006 and October 2010, including 531,107 options that were granted to the named executive officers. As of December 27, 2015 all the outstanding options under the 2006 Plan were fully vested and immediately exercisable.

On October 6, 2010, our Board of Directors approved and, on October 18, 2010, our shareholders approved the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan became effective on October 26, 2010 upon the completion of our initial public offering (the "IPO"). In connection with the adoption of the Stock Incentive Plan, the Board of Directors terminated the 2006 Plan and no further awards have been, or will be, granted under the 2006 Plan after October 26, 2010. However, the termination of the 2006 Plan did not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan continue to govern outstanding awards granted under the 2006 Plan.
The purpose of the Stock Incentive Plan is to assist us and our subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common shares by such individuals. Our employees, consultants and members of our Board of Directors, as well as employees and consultants of our subsidiaries, are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards, collectively referred to as “awards.” Each existing award granted under the Stock Incentive Plan to our named executive officers vests annually at a rate of 25% per year over four years.
As of March 4, 2016, the Compensation Committee had not yet determined if an equity award would be given to any of the named executive officers in 2016.

Severance Benefits
Mr. O'Malley and Mr. O’Connor each have an employment agreement with the Company that provides, among other things, certain severance benefits in the event of a termination of employment by the Company without cause or by the executive for good reason. Generally, in the event of such termination, each of Mr. O'Malley and Mr. O'Connor is entitled to two years of continued base salary following the termination. The severance benefits provided to our named executive officers under their employment agreements are described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that Mr. O'Malley’s employment agreement was an appropriate and necessary tool to ensure his employment with the Company and to evidence his agreement with certain restrictive covenants. The Compensation Committee also believes that the employment agreement for Mr. O’Connor and the severance benefits provided thereunder, are appropriate retention tools for such an executive.
General Benefits
In 2015, we provided certain personal-benefit perquisites to named executive officers, as noted below. These benefits were also available to all eligible Company employees. The aggregate incremental cost to the Company of the perquisites received by each of the named executive officers in 2015 was less than $10,000 and accordingly, such benefits are not included in the Summary Compensation Table below.
The following are standard benefits offered to all eligible Company employees, including named executive officers.
Complimentary Dining.    The Company provides all home office employees with complimentary dining privileges at any of our restaurants. The Company views complimentary dining privileges as a meaningful benefit to our employees, including our named executive officers, as it is important for them to experience our product in order to better perform their duties for the Company. The amount of complimentary dining provided to employees is dictated by their role with the Company.
Retirement Benefits.    The Company maintains a tax-qualified 401(k) savings plan. However, our named executive officers do not participate in our 401(k) savings plan.
Medical, Dental, Vision, Life Insurance and Disability Coverage.    Employee benefits such as medical, dental, vision, life insurance and disability coverage are available to all eligible employees, including our named executive officers.
Other Paid Time-Off Benefits.    We also provide paid time-off and other paid holidays to all employees, including the named executive officers, which our Compensation Committee has determined to be appropriate for a company of our size and in our industry. The annual paid time-off for each of Mr. O'Malley, Mr. O’Connor and Ms. Collins is four, four and two weeks, respectively.
Risk Assessment
The Compensation Committee meets periodically each fiscal year to review the Company’s compensation policies and programs, including those relating to the Company's named executive officers, to ensure that they are appropriate. After considering the various forms of compensation paid to the Company’s employees, the Compensation Committee has concluded that the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the following factors:

-	A significant portion of each Company employee’s compensation consists of base salary, which is not dependent upon the Company’s performance;

-
A meaningful portion of the compensation of the employees who are in the position to influence decisions of the Company is variable and performance-based; and the Compensation Committee retains discretion under our annual bonus program to adjust earned bonuses if it believes doing so is appropriate;

-	The Compensation Committee sets an appropriate mix between short-term and long-term compensation to ensure that employees focus on both short-term and long-term results; and

-
The Company’s executive officers own a meaningful portion of the Company, which reduces the incentive for the Company’s executive officers to engage in risky behavior designed to achieve short-term results at the expense of the Company’s long-term success.

Tax and Accounting Considerations
The Company considers tax and accounting implications in determining all elements of its compensation programs. U.S. federal income tax (specifically, Section 162(m) of the Internal Revenue Code) generally limits the tax deductibility of compensation we pay to our Chief Executive Officer and certain other highly compensated executive officers to $1.0 million for the year the compensation becomes taxable to such executive officers. There is an exception to such limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of shareholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules generally require us to expense the cost of our stock option and other equity-based grants over the required service period of the awards. Because of such expensing and the impact of dilution on our shareholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.
COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David B. Pittaway, Chairman
Harold O. Rosser II
Fortunato N. Valenti
Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total Compensation ($)
Saed Mohseni	2015	559,415	—	—	—	—	559,415
Chief Executive	2014	554,995	50,000	209,250	—	—	814,245
Officer and Director	2013	544,728	90,000	198,585	—	—	833,313

Brian T. O’Malley,	2015	289,315	—	—	35,000	—	324,315
President and Chief	2014	240,231	30,000	132,525	—	—	402,756
Operating Officer	2013	215,846	45,000	125,771	—	—	386,617

James J. O’Connor,	2015	241,598	—	—	40,000	—	281,598
Chief Financial Officer,	2014	239,293	45,000	132,525	—	—	416,818
Treasurer and Secretary	2013	232,738	45,000	125,771	—	—	403,509

(1)
Mr. Mohseni resigned from the Company effective December 27, 2015. Mr. O'Malley was promoted to President, Chief Executive Officer and Director on December 28, 2015. Mr. O'Connor was promoted to Executive Vice President, Chief Financial Officer, Treasurer and Secretary on December 28, 2015.

(2)	Represents the bonuses awarded to our named executive officers for the relevant fiscal year.

(3)
Reflects the aggregate grant date fair value of restricted stock awards granted in 2013 or 2014, as applicable, based on the fair value of our common shares, on the day prior to the grant date, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 27, 2015 included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 4, 2016.

(4)	Reflects the performance-based bonus of each named executive officer in the year earned, which is to be paid in the following year, as described in the CD&A above. See "—Annual Bonus Compensation."

(5)
Complimentary dining provided to our named executive officers is not required to be disclosed in this table because the amount of such benefits is less than the applicable disclosure threshold (i.e., $10,000). See “—General Benefits.”

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Saed Mohseni	—	200,000	—
Brian T. O’Malley	—	100,000	—
James J. O’Connor	—	100,000	—

(1)	Represents the target performance-based bonus opportunities of each named executive officer for 2015, as described in the CD&A above. See “—Annual Bonus Compensation.”
Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (2) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested (4)	Restricted Stock Grant Date
Saed Mohseni (1)	361,719	1.45	2/13/2017	—	—

Brian T. O’Malley	90,430	1.45	12/20/2016	2,375	21,494	2/27/2012
	3,307	1.45	9/9/2019	4,274	38,680	2/28/2013
				6,412	58,029	2/27/2014

James J. O’Connor	72,344	1.45	2/13/2017	2,375	21,494	2/27/2012
	3,307	1.45	9/9/2019	4,274	38,680	2/28/2013
				6,412	58,029	2/27/2014

(1)	As a result of Mr. Mohseni's resgnation on December 27, 2015, all of his unvested shares of restricted stock were forfeited.

(2)	All option awards reported in this column were granted under the 2006 Plan and are fully vested and exercisable as of December 27, 2015, as described in the CD&A above. See “—Equity Compensation.”

(3)
The shares of restricted stock reported in this column that were granted on February 27, 2012 have vested on February 27, 2016. The shares of restricted stock reported in this column that were granted on February 28, 2013 will vest (or have vested) in two equal installments on each of February 28, 2016 and February 28, 2017, subject to continued employment on the applicable vesting date. The shares of restricted stock reported in this column that were granted on February 27, 2014 will vest (or have vested) in three equal installments on each of February 27, 2016, February 27, 2017 and February 27, 2018, subject to continued employment on the applicable vesting date. Each of the foregoing shares of restricted stock are subject to accelerated vesting under certain circumstances, as described below in the section titled “—Potential Payments upon Termination or Change in Control.”

(4)
The market value of the shares of restricted stock is based on the closing sales price of the Company’s common shares on the NASDAQ Stock Market as of the last business day of its fiscal year ended December 27, 2015, which was $9.05 per share.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Saed Mohseni	10,500	140,618
Brian O'Malley	6,651	89,071
James J. O’Connor	6,651	89,071

(1)
The shares of restricted stock that vested in 2015 vested on February 27, 2015 (with respect to such shares that were granted on February 27, 2012 and February 27, 2014) and February 28, 2015 (with respect to such shares that were granted on February 28, 2013). The average of the high and low price of our common shares on the NASDAQ Stock Market on the business day prior to the vesting date was $13.175 per share for the vesting date of February 27, 2015 and $13.495 per share for the vesting date of February 28, 2015. This column represents the product of the number of shares vesting on the applicable vesting date multiplied by the average of the high and low price of our common shares on the business day prior to the applicable vesting date.

Potential Payments upon Termination or Change in Control
Each of the named executive officers has an employment agreement with the Company that would entitle them to severance payments upon certain terminations of employment, as described in more detail below. Additionally, the restricted stock awards granted to the named executive officers in 2013 and 2014 provide for full vesting upon a termination of employment due to death or disability. Based on our closing stock price per share on the last day of the 2015 fiscal year, $9.05, if each of Mr. O'Malley’s and Mr. O'Connor's employment was so terminated on such date, such executive officers would receive the following value in accelerated restricted stock benefits: (i) Mr. O’Connor—$118,203; and (ii) Mr. O’Malley—$118,203. Upon a change in control (as defined in the Stock Incentive Plan) our Board of Directors may take one or more actions set forth in the Stock Incentive Plan with respect to outstanding awards, including those held by our named executive officers, and such actions include providing for full vesting of such awards. Because Mr. Mohseni resigned from the Company on December 27, 2015, his restricted stock awards were forfeited on such date.
The Company entered into an employment agreement with Mr. Mohseni on February 25, 2014, pursuant to which he was entitled to two years of continued base salary in the event that his employment is terminated by the Company without cause or by Mr. Mohseni for good reason, conditioned on his satisfaction of certain restrictive covenants and release requirement. Because Mr. Mohseni resigned from the Company on December 27, 2015 without good reason, Mr. Mohseni was not entitled to any payments upon his termination pursuant to such employment agreement. The employment agreement restricts Mr. Mohseni from competing with the Company for the two years following his termination of employment for any reason and requires compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations.
The Company entered into an employment agreement with Mr. O’Malley on August 1, 2013. Mr. O’Malley’s employment agreement entitles him to a base salary of $218,000 per annum (which has been subsequently increased to $400,000, effective December 28, 2015 due to his promotion to President and Chief Executive Officer of the Company) and participation in the Company's benefit plans, including a cash bonus and equity plan. Mr. O’Malley’s employment agreement further provides him with two years of continued base salary in the event that his employment is terminated by the Company without cause or by him for good reason. For purposes of Mr. O’Malley’s employment agreement, “cause” generally means Mr. O’Malley’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Malley’s employment agreement, “good reason” generally means, without the consent of Mr. O’Malley, a material diminution in Mr. O’Malley’s base salary, a material diminution in Mr. O’Malley’s authority, duties, or responsibilities, a change in Mr. O'Malley's principal office to a location more than 100 miles from Columbus, Ohio, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.

Mr. O’Malley’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O'Malley's right to severance is also conditioned upon his execution and non-revocation of a general release of claims.
Assuming Mr. O’Malley’s employment was terminated by the Company without cause or by Mr. O’Malley for good reason on December 27, 2015, and further assuming that Mr. O'Malley satisfied the restrictive covenants and release requirement described above, he would have received a total of $588,000 in continued base salary severance under his employment agreement.
The Company entered into an employment agreement with Mr. O’Connor on October 26, 2010 in connection with the consummation of the IPO. Mr. O’Connor’s employment agreement entitles him to a base salary of $206,000 per annum (which has been subsequently increased to $265,000, effective December 28, 2015, due to his promotion to Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company) and participation in the Company's benefit plans, including a cash bonus and equity plan. Mr. O’Connor’s employment agreement further provides him with two years of continued base salary in the event that his employment is terminated by the Company without cause or by him for good reason. For purposes of Mr. O’Connor’s employment agreement, “cause” generally means Mr. O’Connor’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position, which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Connor’s employment agreement, “good reason” generally means, without the consent of Mr. O’Connor, a material diminution in Mr. O’Connor’s base salary, a material diminution in Mr. O’Connor’s responsibilities, a material change in the geographic location at which Mr. O’Connor must perform the services, or any other action or inaction that constitutes a material breach by the Company of his employment agreement.
Mr. O’Connor’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, nonsolicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O'Connor's right to severance is also conditioned upon his execution and non-revocation of a general release of claims.
Assuming Mr. O’Connor’s employment was terminated by the Company without cause or by Mr. O’Connor for good reason on December 27, 2015, and further assuming that Mr. O'Connor satisfied the restrictive covenants and release requirement described above, he would have received a total of $494,000 in continued base salary severance under his employment agreement.
Director Compensation
Each non-employee director is paid a base annual retainer of $20,000. Independent directors also receive an annual retainer of $5,000 for each committee on which they sit, with the exception of the chair of the Audit Committee who receives an additional annual retainer of $20,000.
The Company reimburses all directors for their expenses involved in attending Board of Directors and committee meetings. The Company provides non-employee directors with complimentary dining privileges at any of its restaurants. The Company views complimentary dining privileges as a meaningful benefit to its non-employee directors as it is important for non-employee directors to experience its product in order to better perform their duties for the Company.

Director compensation for the year ended December 27, 2015 for our non-employee directors is set forth in the following table.

Name (1) (2)	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(3)	Total ($)
Thomas J. Baldwin	30,000	—	30,000
Alton F. Doody III (4)	—	—	—
James S. Gulmi	40,000	—	40,000
David B. Pittaway	30,000	—	30,000
Harold O. Rosser II	30,000	—	30,000
Fortunato N. Valenti	30,000	—	30,000

(1)
Brian O'Malley, the Company’s President and Chief Executive Officer, is not included in this table, as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. O'Malley for fiscal year 2015 as an employee of the Company is shown above in the Summary Compensation Table.

(2)
Saed Mohseni, the Company’s former Chief Executive Officer, is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Mohseni for fiscal year 2015 as an employee of the Company is shown above in the Summary Compensation Table.

(3)	Complimentary dining provided to our directors is not required to be disclosed in this table because the amount of such benefits is less than the applicable disclosure threshold (i.e., $10,000).

(4)
In 2015, Mr. Doody earned $227,999 in salary and $25,000 in bonuses as part of the non-equity incentive plan for his role as a non-executive employee of the Company. Mr. Doody did not receive any compensation for his service on the Board of Directors, including his role as Chairman of the Board of Directors.

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 27, 2015. The following Report of the Audit Committee shall not be deemed to be soliciting material nor shall such information be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference. The following report shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates pursuant to a charter. The Audit Committee’s charter describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at http://investors.bbrg.com. Each of the members of the Audit Committee is independent for purposes of NASDAQ Stock Market and SEC rules as they apply to audit committee members. In addition, the Board of Directors has determined that each member of the audit committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC, and has financial sophistication in accordance with NASDAQ Stock Market rules.
The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP the firm’s independence.
Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015, for filing with the SEC.
The Audit Committee has selected the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for fiscal year 2016. In making this selection, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of services other than audit services is compatible with maintaining independence.
In accordance with Audit Committee policy and the requirements of applicable law, the Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm. Pre-approval is required for audit services and audit-related services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. Notwithstanding the foregoing, pre-approval of the Audit Committee is required for any service provided by Deloitte & Touche LLP with a quoted fee of more than $50,000. For any services less than $50,000, only the approval of the Audit Committee Chair is required. See “Proposal Number Two: Ratification of Appointment of Independant Registered Accounting Firm—Fees for Professional Services” for more information regarding fees paid to Deloitte & Touche LLP for services related to fiscal 2015 and fiscal 2014.

AUDIT COMMITTEE
James S. Gulmi, Chairman
Thomas J. Baldwin
David B. Pittaway

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 4, 2016, with respect to the beneficial ownership of the Company’s common shares by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding common shares;

•	each of the Company’s directors and director nominees;

•	each of the Company's named executive officers; and

•	all of the Company executive officers, directors and director nominees as a group.
In computing the number of common shares beneficially owned by a named person or group and the percentage ownership of that person or group, we deemed to be outstanding the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 4, 2016. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned (1)
Name and Address of Beneficial Owner (2)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
BlackRock, Inc. (3)	1,600,062	10.8%
Heartland Advisors, Inc. (4)	880,775	5.9%
Named Executive Officers and Directors:
Alton F. Doody III (5)	737,544	4.9%
Brian T. O’Malley (6)	176,374	1.2%
James J. O’Connor (7)	146,904	1.0%
James S. Gulmi (8)	28,375	*
Harold O. Rosser II (9)	16,375	*
David B. Pittaway (10)	12,375	*
Thomas J. Baldwin (11)	8,375	*
Fortunato N. Valenti (12)	6,375	*
Khanh Collins (13)	2,359	*
Executive Officers and Directors as a group (9 persons)(14)	1,135,056	7.5%

*	Less than 1%

(1)
Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. All outstanding options granted under the 2006 Plan are immediately exercisable.

(2)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

(3)
BlackRock, Inc. has sole power to vote or direct the vote of 1,502,111 shares and sole power to dispose of or direct the disposition of all 1,600,062 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock Inc. with the SEC on February 10, 2016. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Heartland Advisors, Inc. has shared power to vote or direct the vote of 846,600 and shared power to dispose of or direct the disposition of all 880,775 shares. The foregoing information is based solely on a Schedule 13G filed by the Heartland Advisors, Inc. with the SEC on February 5, 2016. The primary address for Heartland Advisors, Inc. is 789 North Water Street, Milwaukee,WI 53202.

(5)	Mr. Doody is a director. Includes 90,430 common shares that Mr. Doody has the right to acquire within 60 days of March 4, 2016.

(6)
Mr. O'Malley is a director and named executive officer. Includes 93,737 common shares that Mr. O'Malley has the right to acquire within 60 days of March 4, 2016. Does not include 2,136 shares of unvested restricted stock granted to Mr. O'Malley in 2013 or 4,274 shares of unvested restricted stock granted to Mr. O'Malley in 2014.

(7)
Mr. O’Connor is a named executive officer. Includes 75,651 common shares that Mr. O’Connor has the right to acquire within 60 days of March 4, 2016. Does not include 2,136 shares of unvested restricted stock granted to Mr. O’Connor in 2013 or 4,274 shares of unvested restricted stock granted to Mr. O’Connor in 2014.

(8)	Mr. Gulmi is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Gulmi in 2013 or 1,350 shares of unvested restricted stock granted to Mr. Gulmi in 2014.

(9)	Mr. Rosser is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Rosser in 2013 or 1,350 shares of unvested restricted stock granted to Mr. Rosser in 2014.

(10)	Mr. Pittaway is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Pittaway in 2013 or 1,350 shares of unvested restricted stock granted to Mr. Pittaway in 2014.

(11)	Mr. Baldwin is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Baldwin in 2013 or 1,350 shares of unvested restricted stock granted to Mr. Baldwin in 2014.

(12)	Mr. Valenti is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Valenti in 2013 or 1,350 shares of unvested restricted stock granted to Mr. Valenti in 2014.

(13)
Ms. Collins is a named executive officer. Does not include 675 shares of unvested restricted stock granted to Ms. Collins in 2013 or 1,800 shares of unvested restricted stock granted to Ms. Collins in 2014.

(14)	See notes 5-13. Includes 259,818 common shares that can be acquired within 60 days of March 4, 2016.
RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Audit Committee of our Board of Directors is responsible for review, approval and ratification of “related person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5.0% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
Other than the arrangements described under “Compensation Discussion and Analysis,” since December 28, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.
Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers and directors were complied with and filed in a timely manner except for one late filing of Form 4 was made on behalf of Alton F.

Doody III (Form 4 was due on January 4, 2016) in connection with a transfer of shares pursuant to a divorce settlement agreement.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
Shareholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s Proxy Statement must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, for a shareholder proposal to be included in the Company’s proxy materials for the Company’s 2017 Annual Meeting of Shareholders, the proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not later than the close of business on November 21, 2016.

In addition, the Company’s Second Amended and Restated Regulations require that the Company be given advanced notice of shareholder proposals containing nominations for election to the Board of Directors or other matters which shareholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the Proxy Statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The Company’s Second Amended and Restated Regulations separately require that any shareholder proposal intended to be brought before the annual meeting of shareholders, including a proposal nominating one or more persons for election as directors, be received in writing by the Company’s Secretary at the address listed below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, this year being May 4, 2016; provided, however, that in the event that the date of the 2017 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of the 2016 Annual Meeting, the notice must be received no earlier than 120 days prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company’s Second Amended and Restated Regulations set forth certain informational requirements for shareholders’ nominations of directors and other proposals.
Shareholders must send such proposals to: James J. O’Connor, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
AVAILABILITY OF ANNUAL REPORT AND FORM 10-K
Accompanying this Proxy Statement is our Annual Report to Shareholders for the fiscal year ended December 27, 2015, which includes our Annual Report on Form 10-K filed with the SEC. The Annual Report is not incorporated into this Proxy Statement and is not proxy soliciting material.
We make available on our website, www.bbrg.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. We will provide to any shareholder without charge, upon the written request of that shareholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements, for the fiscal year ended December 27, 2015. Such requests should be addressed to Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212, Attention: Investor Relations, or made by calling (614) 326-7944.

ADJOURNMENT OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS
In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common shares. Proxies that are being solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Company common shares, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this Proxy Statement and related materials and, as applicable, any additional proxy materials that are delivered pursuant to a request by such shareholders until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you received a householded mailing this year and you would like to have additional copies of the Company’s Annual Report and/or Proxy Statement and related materials, mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at investorrelations@bbrg.com, by mail to Investor Relations, Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212 or call (614) 326-9477. The Company will promptly send additional copies of the Annual Report and/or Proxy Statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the Annual Report and/or the Proxy Statement and related materials and would prefer to receive a single copy in the future.

By Order of the Board of Directors,
Brian O'Malley
President and Chief Executive Officer

James J. O’Connor
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
March 21, 2016

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

The Board of Directors Recommends a Vote FOR All Nominees and FOR Item 2.
1.	Election of Directors
			FOR	AGAINST	ABSTAIN
	A.	Alton F. Doody III	□	□	□
	B.	David B. Pittaway	□	□	□
	C.	Harold O. Rosser II	□	□	□
	D.	Fortunato N. Valenti	□	□	□

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending 12/25/2016.					□ For	□ Against	□ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

	Address Change? Mark box, sign, and indicate changes below: □					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BRAVO BRIO RESTAURANT GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 4, 2016
9:00 a.m. Eastern Daylight Time
Brio Polaris Fashion Place
1500 Polaris Parkway
Columbus, OH 43240

Bravo Brio Restaurant Group, Inc.
777 Goodale Boulevard, Suite 100
Columbus, OH 43212                                        proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2016.
The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” All Nominees and “FOR” Item 2.
By signing the proxy, you revoke all prior proxies and appoint Brian T. O'Malley and James J. O’Connor, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.